Exhibit 99.1

CorEnergy Releases Fiscal 2013 Results

FOR IMMEDIATE RELEASE

KANSAS CITY, MO – March 17, 2014 – CorEnergy Infrastructure Trust, Inc. (NYSE: CORR) (“CorEnergy” or the “Company”) today announced financial results for the year ended Dec. 31, 2013, and filed its annual report on Form 10-K with the Securities and Exchange Commission.

Recent Highlights and Subsequent Events

-	Made formal election to be treated as a REIT for the 2013 tax year
-	Further diversified asset portfolio with Portland Terminal Facility acquisition in January 2014
-	Expanded footprint in water gathering infrastructure with Black Bison transaction in March 2014
-	Reiterating intent to increase annualized distributions to $0.52, a 4% increase over prior run rate

“CorEnergy delivered another year of stable performance, reflecting the quality of our assets and providing shareholders with reliable cash flows. We executed on our infrastructure real asset strategy, securing CorEnergy’s tax treatment as a REIT in 2013,” said David Schulte, Chief Executive Officer of CorEnergy.

“Working collaboratively, our team raised capital efficiently and developed a pipeline of investments we believe will drive growth in 2014 and add value for CorEnergy shareholders. Building on our initial acquisition of the Pinedale liquids gathering system, we see an opportunity for our investment pipeline to include other water handling assets, for which our structure is particularly well suited.””

2013 Annual Performance Review
In 2013, the CorEnergy changed its fiscal year as part of its transition from a business development company to a REIT. As of Dec. 31, 2013, investments in securities of energy infrastructure companies represented less than 10 percent of the Company’s total assets. CorEnergy is focused on identifying and acquiring real property assets in the U.S. energy infrastructure sector that are REIT-qualified. A fourth quarter dividend of $0.125 per share was declared on January 3, 2014 and paid on January 23, 2014, resulting in four consecutive quarterly dividends at the annualized rate of $0.50 per share.

Because the Company now operates as a REIT, management believes that non-GAAP performance measures utilized by REITs, including Funds from Operations (“FFO”) and Adjusted Funds from Operations (“AFFO”), also provide useful insights into CorEnergy’s operational performance.  AFFO for the year ended Dec. 31, 2013 was $0.52 per share as compared to $0.43 per share for the year ended Nov. 30, 2012.

Fiscal Year Ended Dec.31, 2013 Financial Summary
	For the Fiscal Year Ended Dec. 31, 2013
	Total	Per Share
Net Income (attributable to CorEnergy Stockholders)	$4,502,339	$0.19
Funds From Operations (FFO)	$13,092,300	$0.54
Adjusted Funds From Operations (AFFO)	$12,668,778	$0.52

FFO and AFFO are non-GAAP measures presented in accordance with the guidelines for calculation and reporting issued by the National Association of Real Estate Investment Trusts. FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate-related depreciation and amortization (excluding amortization of deferred financing costs or loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. The Company considers FFO an important supplemental measure of operating performance that is frequently used by securities analysts, investors and other interested parties. CorEnergy defines AFFO as FFO plus transaction costs, amortization of debt issuance costs, deferred leasing costs, above market rent, and certain costs of a nonrecurring nature, less maintenance, capital expenditures (if any), amortization of debt premium and adjustments to lease revenue resulting from the EIP sale. Management uses AFFO as a measure of long-term sustainable operational performance.

2013 Real Property Update

Pinedale Liquids Gathering System (“LGS”), Liquids Gathering Pipeline and Storage, Wyoming
The Pinedale LGS, our largest acquisition of REIT-qualifying assets to date, is subject to a 15-year triple net participating lease with Ultra Petroleum (“UPL”). Beginning in January 2014, the Company is eligible for participating rents depending on the volume growth of liquids flowing through the LGS. Due to annual escalations based on the Consumer Price Index (CPI), annual minimum rent for 2014 will increase $306 thousand.

As of Dec. 31, 2013, approximately 94.2 percent of the Company's leased property, based on the gross book value of real estate investments, was leased to UPL. Approximately 88.7 percent of the Company's total lease revenue for the year ended Dec. 31, 2013 was derived from UPL.

Eastern Interconnect Project, Electric Transmission, New Mexico
The Eastern Interconnect Project (“EIP”) is leased to Public Service Company of New Mexico (“PNM”) under a triple net lease. The EIP lease terminates on April 1, 2015 with the sale of the Company’s 40 percent undivided interest for $7.7 million. The remaining lease payments were paid in full on Jan. 2, 2014.

As of Dec. 31, 2013, approximately 5.8 percent of the Company's leased property, based on the gross book value of real estate investments, was leased to PNM. Approximately 11.3 percent of the Company's total lease revenue for the year ended Dec. 31, 2013 was derived from PNM.

Omega Pipeline, Natural Gas Pipeline, Missouri
Mowood, LLC (“Mowood”) is a wholly-owned subsidiary of the Company, and the owner of Omega Pipeline Company, LLC (“Omega”).  The Company provides financing to Mowood secured by Omega’s real property assets. Omega’s sales revenue was higher in 2013, largely attributable to an increase in sales volume due to overall cooler temperatures in 2013 as compared to 2012. Mowood’s operating results for the comparable period in 2012 were approximately 15 percent higher than originally expected due to higher margins from several construction projects that were completed.

2013 Private Company Update

The fair value of Lightfoot Capital Partners, LP and Lightfoot Capital Partners GP LLC (collectively, “Lightfoot”) as of Dec. 31, 2013, increased approximately $1.8 million or 20.4 percent, compared to the fair value at Dec. 31, 2012, primarily due to favorable valuations of Lightfoot’s interest in Gulf LNG and Arc Logistics Partners LP (“Arc Logistics”), which completed an initial public offering in November 2012.  The Company expects to receive distributions of approximately $900 thousand from Lightfoot during fiscal 2014, funded primarily by Lightfoot’s distributions from Arc Logistics.

The fair value of VantaCore as of Dec. 31, 2013, increased $1.8 million, or 16.6 percent, compared to the fair value at Dec. 31, 2012. The increase is attributable to a debt repayment and changes in VantaCore’s EBITDA which compared more favorably with selected public companies, increasing the multiples used to value VantaCore.

Subsequent Events

Portland Terminal Facility, Petroleum Products Terminal, Oregon
CorEnergy completed a follow-on equity offering of 7,475,000 shares of common stock, raising approximately $49 million in gross proceeds at $6.50 per share. On January 21, 2014, the Company used the proceeds from the offering to acquire a petroleum products terminal facility located in Portland, Oregon. The Company entered into a triple net lease with a subsidiary of Arc Logistics for use of the terminal. The Portland Terminal Facility will account for approximately 14.6 percent of total assets on a pro forma basis as of Dec. 31, 2013, and the lease payments will account for approximately 14.5 percent of total revenue on a pro forma basis for the year ended Dec. 31, 2013.

Black Bison Water Services, LLC (“Black Bison”), Salt Water Disposal Properties, Wyoming
CorEnergy closed a transaction to finance Black Bison’s acquisition of salt water disposal properties and related capital improvement projects. The financing will be secured by three salt water disposal properties serving oil and gas producers in Wyoming’s Powder River Basin and Green River Basin. CorEnergy’s 10-year secured financing provides Black Bison with $11.5 million and has base interest of 12 percent per annum, escalating at 2% per annum. A variable component initiates after the first year and is contingent on volume growth. Additionally, the Company will purchase a 15 percent equity option in Black Bison, which will retain control, accounting and tax benefits of ownership of the assets.

REIT Qualification

CorEnergy made an election to be treated as a REIT throughout 2013 by filing a Form 1120-REIT on March 15, 2014. The Company will be taxed as a REIT rather than a C corporation and generally will not pay federal income tax on taxable income that is distributed to stockholders. “There is a long history that supports the REIT-qualifying nature of the types of assets we own. Pipelines, transmission lines, terminals, railroads are long-lived assets which provide us with rental or interest income,” said David Schulte, Chief Executive Officer of CorEnergy.  "CorEnergy undertook a transition to a REIT but did not undertake a "conversion" to a REIT. Rather we attained REIT status by selling non-qualifying assets, and acquiring qualifying assets subject to qualifying revenue streams."

Outlook

CorEnergy expects its energy infrastructure assets – the Pinedale LGS, the Eastern Interconnect Project, the Portland Terminal Facility, Mowood and Black Bison – to produce stable and recurring revenues in 2014. The Company believes that the cash flows from its holdings will support 2014 annualized dividend payments of no less than $0.52 per share. The Company has a broadening set of opportunities in the pipeline, which provide the potential to reach $50 to $200 million per project type. There can be no assurance that any of these acquisition opportunities will result in consummated transactions. The Company has a $20 million revolving credit facility in place, which can be utilized for future acquisitions. As of Dec. 31, 2013, there were no outstanding borrowings against the facility. The Company expects to utilize balance sheet resources, including prudent leverage when available, supplemented with accretive equity issuance as needed.

2013 Fiscal Year End Earnings Conference Call

CorEnergy will host a conference call Thursday, March 20, 2014, at 1:00 p.m. Central Time to discuss its financial results. Please dial into the call at 877-407-8035 approximately five to ten minutes prior to the scheduled start time.

The call will also be webcast in a listen-only format.  A link to the webcast will be accessible at corenergy.corridortrust.com.

A replay of the call will be available until 11:59 p.m. Central Time April 20, 2014, by dialing 877-660-6853. The Conference ID # is 13577832. A replay of the webcast will also be available on the company’s website at corenergy.corridortrust.com through March 20, 2015.

About CorEnergy Infrastructure Trust, Inc.
CorEnergy Infrastructure Trust, Inc. (NYSE: CORR), primarily owns midstream and downstream U.S. energy infrastructure assets subject to long-term triple net participating leases with energy companies. These assets include pipelines, storage tanks, transmission lines and gathering systems. The Company’s principal objective is to provide stockholders with an attractive risk-adjusted total return, with an emphasis on distributions and long-term distribution growth. CorEnergy is managed by Corridor InfraTrust Management, LLC, a real property asset manager focused on U.S. energy infrastructure real assets, and is an affiliate of Tortoise Capital Advisors, L.L.C., an investment manager specializing in listed energy investments, with approximately $15 billion of assets under management in NYSE-listed closed-end investment companies, open-end funds and other accounts as of February 28, 2014. For more information, please visit corenergy.corridortrust.com.

Forward-Looking Statements
This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although CorEnergy believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in CorEnergy’s reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, CorEnergy does not assume a duty to update any forward-looking statement. In particular, any distribution paid in the future to our stockholders will depend on the actual performance of CorEnergy, its costs of leverage and other operating expenses and will be subject to the approval of CorEnergy’s Board of Directors and compliance with leverage covenants.

Contact Information:
Katheryn Mueller, Investor Relations, 877-699-CORR (2677), info@corridortrust.com